Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Monday, March 17, 2008 at 4:30 p.m. EST
Webcast / Replay URL:	www.ballantyne-omaha.com/IREvents.aspx or www.earnings.com The replay will be available on the Internet for 90 days.
Dial-in number:	800-706-9108 (no pass code required)

Ballantyne Achieves Net Revenue of $51.5 Million and

EPS of $0.02 in 2007, a Period of Industry Transition

OMAHA, Nebraska (March 17, 2008) Ballantyne of Omaha, Inc. (Amex: BTN), a provider of motion picture projection, digital cinema and cinema screen equipment and services, today reported financial results for the fourth quarter (Q4) and year ended December 31, 2007, a period of technology transition in the theatre exhibition industry.

Q4 2007 net revenues rose to $13.3 million compared to $12.4 million in the year-ago fourth quarter, principally due to the contribution of approximately $0.9 million from Marcel Desrochers, Inc. (MDI) which Ballantyne purchased in mid October 2007, coupled with higher sales of digital projection equipment which amounted to $1.7 million during Q4 2007 compared to less than $0.1 million a year-ago.

Gross profit in Q4 2007 declined to $2.2 million, or 16.3% of net revenues, compared to Q4 2006’s gross profit of $2.6 million, or 20.8% of net revenues.  The decline in gross profit margin principally reflects the impact of the industry’s transition from analog to digital cinema projection technology on Ballantyne’s traditional cinema sales and profitability.  Additionally, the Q4 2007 gross profit margin was affected by lower margin distribution revenues and lower levels of operating efficiency within the Company’s cinema services business related to it being in the early stages of its anticipated growth.

SG&A (excluding goodwill impairment charges) increased to $2.7 million in Q4 2007, compared to $2.3 million in Q4 2006, principally reflecting the addition of MDI overhead, increased costs for compliance with Sarbanes Oxley, the write-off of approximately $140,000 of acquisition related expense, coupled with fees related to the purchase of MDI.

Ballantyne incurred a loss of approximately $142,000 from the sale of its Design & Manufacturing (Design) subsidiary.  The sale was part of the Company’s strategy to reduce fixed overhead and monetize assets within its legacy film projection equipment business to better position Ballantyne for the transition to digital cinema in 2008.

Reflecting the factors above, Ballantyne reported a Q4 2007 net loss of $0.3 million, or ($0.02) per diluted share, compared to a Q4 2006 net loss of approximately $0.4 million, or ($0.03) per diluted share.  Per share results for the fourth quarters of 2007 and 2006 are based on a weighted average number of diluted shares outstanding of 13,854,291 and 13,721,312 respectively.

For the full year 2007, net revenues rose to $51.5 million compared to $49.7 million in 2006, reflecting an increase in digital projection equipment sales to $4.2 million, compared to $0.8 million in 2006, as well as the contribution of $0.9 million of revenues from MDI.  Theater service revenues also contributed to the increase reflecting a full year’s contribution from the Strong Technical Services subsidiary in 2007 compared to a partial year’s contribution in 2006, as well as an increase in digital services revenue from that unit.  Additionally, lighting revenues rose to $4.3 million in 2007 compared to $3.0 million in 2006, principally reflecting increased sales of follow spotlights and replacement parts.

Gross profit in 2007 declined to $9.5 million, or 18.4% of net revenues, from $10.8 million, or 21.8% of net revenues, in 2006.  The decline in gross profit principally reflects the impact of the ongoing analog to digital transition in the exhibition industry and the consequent decrease in traditional cinema manufacturing throughput, the impact of lower margins from distribution revenues, lower levels of operating efficiency within the Company’s cinema services business related to it being in the early stages of its anticipated growth and expenses pertaining to digital projection equipment being used for testing and customer demonstrations.  Results for 2007 and 2006 also reflect non-cash goodwill impairment charges of $0.6 million and $1.3 million, respectively, which related to the Design subsidiary which was divested in late 2007.

Net income in 2007 was $0.2 million, or $0.02 per diluted share, compared to net income of approximately $1.6 million, or $0.11 per diluted share, in 2006.  Per share results for 2007 and 2006 are based on a weighted average number of diluted shares outstanding of 14,094,927 and 14,018,682 respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “The past year was a period of progress and challenge for Ballantyne as we worked to position our Company to be a leading participant in the rollout of digital cinema technology at the same time we took steps to reduce costs and to diminish our exposure to traditional film-based cinema products.  The acquisition of MDI in the fourth quarter was a significant milestone, as this market leader in cinema screen technology expands our ability to participate in future digital and 3-D digital cinema installations.

“We continue to anticipate the large scale rollout of digital cinema technology later this year, once industry funding to support these deployments has been put in place.  We believe we are well positioned for this opportunity given: our long-standing industry relationships and reputation in the traditional cinema industry, our distribution partnership with NEC Corporation of America for their Starus™ line of digital cinema projectors, our Strong Technical Services subsidiary aimed at the digital cinema service opportunity, and now our Strong cinema screen offerings.  We believe there is no firm as well suited or committed to meet the needs of exhibitors in harnessing the benefits of digital cinema technology, and we eagerly await the coming ramp in installations later this year.”

Ballantyne also announced today that it has requested an automatic 15-day extension for the filing of its Form 10-K.

Balance Sheet Update:

The Company ended fiscal 2007 with total cash and cash equivalents and investments of $17.2 million, including $13 million of investments in AAA-rated auction rate securities (“ARS”) issued by five different closed end funds.  Ballantyne has no reason to believe that any of the issuers of its ARS securities are presently at risk or that the AAA-Rated credit quality of the assets backing the ARS securities are impacted by the current reduced market liquidity of these securities.  Ballantyne believes it maintains sufficient liquidity to run its business via its cash position that is held in a commercial bank and its ability to draw on its line of credit.

Effective with the fourth quarter and full year 2007, Ballantyne has reclassified the ARS securities from “cash and cash equivalents” to “ investments” in accordance with current accounting guidance.  The Company has also reclassified prior year amounts for the periods ended December 31, 2006 and 2005 to reflect this treatment.  The Company’s Selected Balance Sheet and Cash Flow items reflect this treatment in the tables that follow.

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, digital cinema projection and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Net revenues	$13,279,415	$12,374,592	$51,485,864	$49,732,371
Cost of revenues	11,116,684	9,806,531	42,030,270	38,906,691
Gross profit	2,162,731	2,568,061	9,455,594	10,825,680

Selling, general & administrative expenses:
Selling	890,745	824,976	3,170,367	2,982,893
General & administrative	1,807,175	1,439,955	6,147,004	5,120,740
Goodwill impairment	—	1,250,534	639,466	1,250,534
Total selling, general & administrative expenses	2,697,920	3,515,465	9,956,837	9,354,167

Gain on transfer of assets	—	—	234,557	—
Gain (loss) on disposal of assets, net	(13,098)	—	(24,102)	37,546
Gain (loss) on sale of assets	(142,284)	—	(142,284)	—
Income (loss) from operations	(690,571)	(947,404)	(433,072)	1,509,059

Other income (expense), net	20,907	68,533	(90,920)	40,101
Earnings (loss) before interest and taxes	(669,664)	(878,871)	(523,992)	1,549,160

Interest income	160,525	223,710	797,073	796,016
Interest expense	6,252	5,534	36,937	45,652
Net interest income	154,273	218,176	760,136	750,364

Equity in loss of joint venture	(92,569)	—	(245,703)	—

Earnings (loss) before income taxes	(607,960)	(660,695)	(9,559)	2,299,524
Income tax benefit (expense)	331,880	211,991	237,690	(731,332)
Net (loss) income	$(276,080)	$(448,704)	$228,131	$1,568,192

Earnings (loss) per share
Basic	$(0.02)	$(0.03)	$0.02	$0.12
Diluted	$(0.02)	$(0.03)	$0.02	$0.11

Weighted average shares outstanding:
Basic	13,854,291	13,721,312	13,817,802	13,586,252
Diluted	13,854,291	13,721,312	14,094,927	14,018,682

- tables follow -

Selected Balance Sheet Items:

	Year Ended December 31,
(unaudited)	2007	2006
Cash and cash equivalents	$4,220,355	$2,622,654
Investments	13,000,000	20,000,000
Restricted Cash	1,191,747	611,391
Accounts receivable, net	7,841,348	7,468,533
Inventories, net	9,883,555	8,848,396
Current portion of long-term debt	—	14,608
Total current liabilities	9,898,601	7,087,346
Total stockholders’ equity	$43,041,698	$42,388,947

Selected Cash Flow Statement Items:

	Year Ended December 31,
(unaudited)	2007	2006
Net income	$228,131	$1,568,192
Depreciation and amortization	2,150,677	1,565,088
Goodwill impairment	639,466	1,250,534
Net cash provided by (used in) operating activities	(1,859,688)	4,798,664
Capital expenditures	(610,317)	(514,927)
Acquisitions, Net of Cash Acquired	(2,910,819)	(1,508,258)
Purchases of investments	—	(7,000,000)
Proceeds from sales of investments	7,000,000	—
Net cash provided by (used in) investing activities	3,092,477	(9,369,175)
Net cash provided by financing activities	341,895	564,817
Effect of exchange rate on cash & cash equivalents	23,017	—
Net increase (decrease) in cash & cash equivalents	1,597,701	(4,005,694)
Cash & cash equivalents at beginning of year	2,622,654	6,628,348
Cash & cash equivalents at end of year	$4,220,355	$2,622,654

CONTACT:
Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins
Incorporated
402/453-4444	212/835-8500; btn@jcir.com

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